As filed with the Securities and Exchange Commission on July 5, 2006
Securities Act File No. 333-135174

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933
Converted Organics Inc.
(Name of small business issuer as specified in its charter)

Delaware	2873	20-4075963

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
7A Commercial Wharf West
Boston, MA 02110
(617) 624-0111
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
Edward J. Gildea
7A Commercial Wharf West
Boston, MA 02110
(617) 624-0111
(Name, Address and Telephone Number of Agent for Service)
Copy to:

Mark A. von Bergen David C. Wang Holland & Knight LLP 2300 US Bancorp Tower 111 SW Fifth Avenue Portland, OR 97204 (503) 243-2300	Thomas P. Palmer Tonkon Torp LLP 1600 Pioneer Tower 888 SW Fifth Avenue Portland, OR 97204 (503) 221-1440

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.     ☑
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II — Information Not Required In Prospectus

Item 24.	Indemnification of Directors and Officers.
      Our certificate of incorporation, as amended (“Certificate of Incorporation”), contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.
      Our Bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
      The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
      Insofar as we may permit indemnification for liabilities arising under the Securities Act to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution.
      The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee	$7,248
NASD Filing Fee	7,274
Nasdaq Capital Market Listing Fee	35,000
Boston Stock Exchange Listing Fee	15,000
Underwriters’ Non-Accountable Expense Allowance	300,000
Printing and Engraving*	50,000
Accounting Fees and Expenses*	100,000
Legal Fees and Expenses*	400,000
Blue Sky Fees and Expenses (including related legal fees)*	85,000
Transfer Agent Fees*	10,000
Miscellaneous*	290,478

Total	$1,300,000

*	Estimated

Item 26.	Recent Sales of Unregistered Securities.
      In the last three years, the Registrant has sold securities which were not registered as follows:
      In connection with the Registrant’s merger with Mining Organics Harlem River Railyard, LLC (“HRRY”) in February 2006, the Registrant issued 600,000 shares to HRRY. These securities were issued under Section 4(2) of the Securities Act.
      In February 2006, the Registrant issued 689,999 shares of its common stock to certain members of its management and other founders of the company in exchange for past services rendered valued at $0.0001 per share. On the same date, the Registrant issued 43,334 shares of its common stock to two accredited individuals as fees for loans each made to the Registrant. These securities were issued under Section 4(2) of the Securities Act.
      In June 2006, we completed a $1.515 million bridge loan from 59 accredited lenders to help us meet our working capital needs. The loans accrue interest at an annual rate of 8% and are due and payable on the earlier of October 16, 2006 or the completion of a public offering of equity securities with gross proceeds of at least $5.0 million. At the closing of a public offering on or before October 16, 2006, bridge lenders will be entitled to receive units identical to the units being offered in this offering. Each bridge lender will be entitled to receive that number of units equal to the principal of the lender’s note divided by the initial public offering price of the units. If such a public offering is not completed by October 16, 2006, then each bridge lender shall have the right to convert the principal amount of the lender’s note into the number of shares that may be obtained by dividing the principal amount of the note by $3.00 per share plus an equal number of non-callable warrants exercisable at $3.00 per share for a period of five years. These securities were issued solely to accredited investors in reliance upon the exemption specified in Rule 506 of Regulation D, promulgated under the Securities Act, and under Section 4(2) of the Securities Act.
      As of June 15, 2006, we had granted stock options to our employees, directors and consultants to purchase 643,000 shares of common stock under our 2006 Stock Option Plan. The plan meets the requirements of Rule 701.

Item 27.	Exhibits.
      The following exhibits are filed as part of Registrant’s Registration Statement on Form SB-2:

Exhibit
No.		Description

1.1		Form of Underwriting Agreement**
3.1		Certificate of Incorporation**
3.2		Bylaws**
4.1		Form of common stock certificate*
4.2		Form of Class A warrant*
4.3		Form of Class B warrant*
4.4		Form of unit certificate*
4.5		Form of Warrant Agreement between the Registrant and **
4	.5A	Form of Class A Warrant (included in Exhibit 4.5)**
4	.5B	Form of Class B Warrant (included in Exhibit 4.5)**
4.6		Form of Representative’s Purchase Warrant**
5.1		Opinion of Holland & Knight LLP*
10.1		Form of bridge loan documents dated March 2, 2006**
10	.1A	Form of bridge loan documents dated April 11, 2006**
10.2		2006 Stock Option Plan and Form of Stock Option Agreement**
10.3		Service Agreement with ECAP, LLC**
10.4		Lease Agreement with Recycling Technology Development, LLC**
10.5		Employment Agreement with Edward J. Gildea**
10.6		Employment Agreement with Thomas R. Buchanan**
10.7		Employment Agreement with John A. Walsdorf**
10.8		Employment Agreement with John P. Weigold**
10.9		Agreement with Weston Solutions, Inc. dated May 29, 2003 and modification dated October 6, 2004**
10.10		IBR Plant License Agreement dated July 15, 2003CTR
10.11		Revision dated February 9, 2006 to IBR Plant License Agreement dated July 15, 2003
23.1		Consent of Carlin, Charron & Rosen, LLP**
23.2		Consent of Holland & Knight LLP (included in Exhibit 5.1).*
24		Power of Attorney. Reference is made to the signature page of this Registration Statement.

*	To be filed by amendment.

**	Previously filed.

CTR	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 28.	Undertakings.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to:
      (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.
      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
      (4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      In addition, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on July 5, 2006.

Converted Organics Inc.

By:	/s/ Edward J. Gildea

Edward J. Gildea, Chairman, President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Gildea Edward J. Gildea	Chairman, President and Chief Executive Officer, (Principal Executive Officer)	July 5, 2006

/s/ Thomas R. Buchanan* Thomas R. Buchanan	Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	July 5, 2006

/s/ William A. Gildea* William A. Gildea	Director	July 5, 2006

/s/ David R. Allen* David R. Allen	Director	July 5, 2006

/s/ Robert E. Cell* Robert E. Cell	Director	July 5, 2006

/s/ John P. DeVillars* John P. DeVillars	Director	July 5, 2006

*By: /s/ Edward J. Gildea Edward J. Gildea, Attorney-in-Fact

Exhibit
No.		Description

1.1		Form of Underwriting Agreement**
3.1		Certificate of Incorporation**
3.2		Bylaws**
4.1		Form of common stock certificate*
4.2		Form of Class A warrant*
4.3		Form of Class B warrant*
4.4		Form of unit certificate*
4.5		Form of Warrant Agreement between the Registrant and **
4	.5A	Form of Class A Warrant (included in Exhibit 4.5)**
4	.5B	Form of Class B Warrant (included in Exhibit 4.5)**
4.6		Form of Representative’s Purchase Warrant**
5.1		Opinion of Holland & Knight LLP*
10.1		Form of bridge loan documents dated March 2, 2006**
10	.1A	Form of bridge loan documents dated April 11, 2006**
10.2		2006 Stock Option Plan and Form of Stock Option Agreement**
10.3		Service Agreement with ECAP, LLC**
10.4		Lease Agreement with Recycling Technology Development, LLC**
10.5		Employment Agreement with Edward J. Gildea**
10.6		Employment Agreement with Thomas R. Buchanan**
10.7		Employment Agreement with John A. Walsdorf**
10.8		Employment Agreement with John P. Weigold**
10.9		Agreement with Weston Solutions, Inc. dated May 29, 2003 and modification dated October 6, 2004**
10.10		IBR Plant License Agreement dated July 15, 2003CTR
10.11		Revision dated February 9, 2006 to IBR Plant License Agreement dated July 15, 2003
23.1		Consent of Carlin, Charron & Rosen, LLP**
23.2		Consent of Holland & Knight LLP (included in Exhibit 5.1).*
24		Power of Attorney. Reference is made to the signature page of this Registration Statement.

*	To be filed by amendment.

**	Previously filed.

CTR	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.